UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2004

VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27387
(Commission File Number)

33-0777819
(IRS Employer Identification No.)

100-4190 Lougheed Hwy, Burnaby, British Columbia, Canada
(Address of principal executive offices and Zip Code)

(604) 482-0000
(Registrant's telephone number, including area code)

not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure.

Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced an amendment to its agreement with Avaya Inc. (NYSE:AV) to expand their business relationship.

Under the terms of the amendment, Avaya will increase its commitment to the business and has committed to a number of sales and operational milestones in this regard. VMI has agreed to grant to Avaya, subject to regulatory approval, a warrant entitling Avaya to acquire up to 6,000,000 common shares of VMI at a price of CDN$ 1.14 per share at any time up to May 31, 2007. The warrant is exercisable in three equal tranches upon the satisfaction of certain performance-based milestones to be able to exercise a third each of the warrants.

The right to exercise the first third of the warrant was earned based on Avaya having agreed, under the terms of the amendment, to commit additional technical and marketing resources to the development of an Avaya messaging offer that includes certain VMI technology. This portion of the warrant is exercisable at any time up to May 31, 2006.

Avaya can exercise the second third of the warrant after Avaya, among other things, makes generally available a messaging offer that includes VMI's technology and meets certain sales milestones with regard to that offer.

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This portion of the warrant will be exercisable for a period of one year following the last of the milestones having been met and, in any event, no later than May 31, 2007.

The remaining third of the warrant can be exercised after Avaya meets certain additional sales milestones. This last portion of the warrant will be exercisable for a period of one year from the last of the milestones having been met, and in any event no later than May 31, 2007.

Under the terms of the amended agreement, VMI will give Avaya the exclusive, worldwide right to distribute certain Voice Mobility messaging technology to telecommunication service providers for up to 36 months, subject to Avaya's satisfaction of the sales milestone by agreed upon deadlines.

"Carriers are demanding low cost, standards based alternatives to proprietary messaging products in the market today," said Jay Hutton, President, Voice Mobility. "This relationship accelerates our ability to introduce our IP based messaging technology to the service provider market."

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

/s/ Randy G. Buchamer
Randy G. Buchamer
By: Randy G. Buchamer
CEO

Date: June 2, 2004